                                                                     EXHIBIT 4.5

                               CORDIS CORPORATION

                                    DIRECTOR

                        NON-QUALIFIED STOCK OPTION PLAN

1.  PURPOSE.

     The purpose of this Director Non-Qualified Stock Option Plan (the "Plan") is to further the interest of the Company and its shareholders by providing incentives in the form of stock option grants to Directors of the Corporation. The grants will recognize the expertise and contributions provided to the Corporation by the members of the Board of Directors and provide the Directors with a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company in attracting and retaining individuals with a high level of competence and ability to contribute to the governance and management of the Company. The options granted under this Plan will be nonstatutory options taxed under Section 83 of the Internal Revenue Code of 1986, as amended.

2.  DEFINITIONS.

     The following definitions shall apply to this Plan:

     (a) "Board" means the Board of Directors of the Company.

     (b) "Code" means the Internal Revenue Code of 1986, as amended.

     (c) "Common Stock" means the Common Stock, par value $1.00 per share of the Company or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 11 herein.

     (d) "Company" means Cordis Corporation.

     (e) "Date of Grant" means the date on which an option to purchase Common Stock of the Company is granted pursuant to this Plan.

     (f) "Director" means an individual appointed to the Board of Directors and awaiting election and qualification by the shareholders of the Corporation or an individual who is duly elected and qualified by the shareholders of the Corporation as a member of the Board of Directors.

     (g) "Fair Market Price" shall mean the quoted market price of the Common Stock of the Corporation, which shall, unless otherwise determined by the Board, be the closing price as reported by NASDAQ Over-the Counter National Market System or the last reported sale price prior to the date as of which such market price is being determined.

     (h) "Option" means a Stock Option granted pursuant to the Plan.

     (i) "Optionee" means a Director who receives an Option.

     (j) "Plan" means the Cordis Corporation Director Non-Qualified Stock Option Plan.

     (k) "Share" means the Common Stock, as may, from time to time, be adjusted in accordance with Section 11 of the Plan.

3.  ADMINISTRATION.

     This Plan will be administered by the Compensation Committee of the Board ("Committee"). A majority of the Committee constitutes a quorum for the purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous written consent of the members of the Committee.

     The Committee has full and exclusive power to construe and interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the Plan's administration. Any such determination made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

4.  SHARES SUBJECT TO OPTION.

     Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan shall be 200,000. Such Shares may be authorized, but unissued, or may be treasury shares. If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

5.  PARTICIPANTS.

     Each Director on the Board of Directors of the Company who is not also an employee of the Company is eligible to participate in this Plan.

6.  OPTION GRANTS.

     Each year, on July 1 of such year, for the duration of this Plan, each Director shall receive a grant of the option to purchase two thousand (2,000) shares of the Common Stock of the Company, subject to the Option Requirements set forth in the following Section 7.

7.  OPTION REQUIREMENTS.

     Each Option granted under this Plan shall satisfy the following requirements:

     (a) Written Option. An Option shall be evidenced by a written instrument specifying (i) the number of Shares that may be purchased by its exercise, and
(ii) such other terms and conditions as may be consistent with the Plan.

     (b) Exercise Price. The exercise price of such Share subject to the Option shall be equal to the Fair Market Value of the Share at the Option's Date of Grant.

     (c) Duration of Option. Each Option will expire on the tenth anniversary of its Date of Grant. If an Optionee's service as a member of the Board of Directors of the Company terminates before the expiration date for an Option, the Option owned by such Optionee shall expire on the earlier of the dates stated in this subsection or the date stated in subsections (d), (e), (f) or (g) below.

     (d) Death. In the case of the death of an Optionee, all outstanding Options will become exercisable on the date of death of such Optionee, and thereafter, be available for exercise for a period of one year from the date of death, subject to any adjustments under Section 11 herein.

     (e) Disability. In the case of the disability of an Optionee and a resulting termination of service on the Board of Directors of the Company, the outstanding Options of such Optionee will continue to vest during the period of disability and will terminate in accordance with each such Option's original term during such period, subject to any adjustments under Section 11 herein. For the purposes of this subsection, an Optionee will be considered disabled if he or she is permanently disabled to the extent that it is impossible for such Optionee to perform the normal functions expected and required of a Director of the Company. All such determinations of disability shall be in the sole discretion of the Board and the Board's determination of such disability shall be final and binding on any Optionee for the purposes of this Plan.

     (f) Retirement. If the Optionee's service as a Director on the Board of Directors of the Company terminates by reason of normal retirement under and pursuant to the Cordis Corporation Director Retirement Plan, the unexercised Options of such retired Directors outstanding at the time of retirement will continue to vest subsequent to the Director's retirement and such options will terminate in accordance with their original term, subject to any adjustment under Section 11 herein.

     (g) Termination of Services. If the Optionee ceases service on the Board of Directors of the Company for any reason other than death, disability or retirement of the Optionee (as described above), any Options held by the Optionee shall remain exercisable for a period of three months from the date of cessation of service on the Board of Directors to the extent it was exercisable at the time of cessation of service on the Board of Directors, and thereafter all such options shall terminate together with all rights hereunder, to the extent such options were not previously exercised. If, however, such cessation of service occurs after age sixty-five, any Option held by the Optionee shall remain exercisable for a period of one year from the date of cessation of service on the Board of Directors to the extent it was exercisable at the time of such cessation of service, and thereafter, all such options shall terminate together with all rights hereunder, to the extent such options were not previously exercised. Notwithstanding the provisions of the paragraph, however, if the Optionee shall be removed from service on the Board of Directors for cause (which shall be defined as participation in conduct during service on the Board consisting of fraud, felony, willful misconduct or commission of any act which causes or may reasonably be expected to cause substantial damage to the Company) each Option to the extent not previously exercised shall terminate at once.

     (h) Change of Control. If the Company undergoes a change of control as defined in this subsection, all Options outstanding on the date of the change in control shall be 100% vested, notwithstanding the requirements of subsection (j) below. For this purpose, a "change of control" means the following:

          (i) The acquisition by any person of direct or indirect beneficial ownership of the Company's outstanding voting securities in a quantity sufficient to cause a change in the composition of the Company's Board of Directors. For purposes of this provision, the term "person" means any group, corporation, partnership, association, trust (other than any trust holding stock for the account of Employees of the Company pursuant to any stock purchase, ownership or employee benefit plan of the Company), business entity, estate, or natural person, and "beneficial ownership" means the direct or indirect power to vote or to direct the voting of the security or the direct or indirect power to dispose or direct the disposition of the security.

          (ii) Completion of a tender offer or exchange offer for and acquisition of 50% or more of the voting securities of the Company that is required to be reported by the offeror to the Securities and Exchange Commission pursuant to Section 14(d) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

          (iii) The merger or consolidation of the Company with or into another corporation, other than a wholly-owned subsidiary of the Company, or the transfer of all or substantially all of the assets of the Company, other than to a wholly-owned subsidiary of the Company.

     (i) Conditions Required for Exercise. Options granted under this Plan shall be exercisable only to the extent they are vested as described in subsection (j) below. In addition, each Option issued under the Plan is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 9 of the Plan.

     (j) Vesting of Option. Options granted under the Plan shall not vest, in whole or in part, until one year after the date of grant, except as provided in subsection (d).

     (k) Other Benefits. Each grant of an Option may be accompanied by the grant of any other benefit so long as the other benefit is not inconsistent with the terms of this Plan.

8.  METHOD OF EXERCISE.

     An Option granted under this Plan shall be deemed exercised when the Director entitled to exercise the Option (a) delivers written notice to the Secretary of the Company of the decision to exercise, (b) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (c) complies with such other reasonable requirements as the Board establishes pursuant to Section 7 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash or check. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate for the Shares has been delivered to him.

     An Option granted under this Plan may be exercised in increments of not less than 100 shares, or, if less, the full number of Shares remaining subject to the Option. A partial exercise of an Option will not affect the holder's right to exercise the Option from time-to-time in accordance with this Plan as to the remaining Shares subject to the Option.

9.  TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES.

     The Company, if necessary or desirable, may pay or withhold the amount of any tax attributable to any Shares deliverable under this Plan, and the Company may defer making delivery or payment until it is indemnified to its satisfaction for that tax. Options are exercisable, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations, including, without limitation, state and federal securities laws, and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Board deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. Each Option may not be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Board deems advisable.

     Each person who acquires the right to exercise an Option by bequest or inheritance may be required by the Board to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Board may require such consents and releases of taxing authorities as the Board deems advisable.

10.  ASSIGNABILITY.

     An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of an Optionee, his Options are exercisable only by him.

11.  ADJUSTMENT UPON CHANGE OF SHARES.

     If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Board to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

12.  LIABILITY OF THE COMPANY.

     The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence, shall not be liable to any person for any tax consequences expected, but not realized by an Optionee or other person due to the exercise of an Option.

13.  AMENDMENT AND TERMINATION OF PLAN.

     The Board may terminate this Plan without approval of the shareholders. However, any alteration or amendment of this Plan may only be made with the approval of the shareholders. Any amendment that alters the terms or provision of an Option granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Optionee to whom the Option was granted or the holder currently entitled to exercise it.

14.  EXPENSES OF PLAN.

     The Company shall bear the expenses of administering the Plan.

15.  DURATION OF PLAN.

     Options may be granted under this Plan only during the 10 years immediately following the effective date of this Plan.

16.  APPLICABLE LAW.

     The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of the State of Florida and the United States of America.

17.  EFFECTIVE DATE.

     The effective date of this Plan shall be the date on which the Board adopts the Plan.

Adopted by the Board of Directors on June 5, 1990 and approved by the shareholders on October 23, 1990.
Amendments subsequently adopted by the Board in June and August 1993 and approved by the shareholders in October, 1993.